VINTAGE MUTUAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

Vintage Mutual Funds, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FOURTH of the Charter of the Corporation, the Board of Directors has duly designated and classified five billion (5,000,000,000) of the authorized but unissued, unclassified and undesignated Shares of the capital stock of the Corporation, par value $0.001 per Share, as a new Series of Shares, such Series being designated as the "Institutional Reserves Fund" Series.

     SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FOURTH of the Charter of the Corporation, the Board of Directors has further designated and classified the five billion (5,000,000,000) shares of the Institutional Reserves Fund Series designated and classified pursuant to Article FIRST above into four Classes of Shares, such Classes being designated as the Class A Shares, the Class B Shares, the Class C Shares and the Class D Shares, respectively, or such other names as the Board of Directors may determine from time to time as a convenient and proper method for identifying such Shares in a registration statement filed with the Securities and Exchange Commission covering the offer and sale of such Shares to the public. Each Class of the Institutional Reserves Fund Series shall consist of One Billion Two Hundred Fifty Million (1,250,000,000) Shares, par value $0.001 per Share.

     THIRD: A description of the Institutional Reserves Fund Series, and of each Class thereof, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption, is as follows:

     (a) Except as provided in the Charter of the Corporation and except for the differences, as described below, associated with each of the Classes of the Institutional Reserves Fund Series, the Shares of the Institutional Reserves Fund Series shall be identical in all respects with the Shares of the Corporation's other Series, except that twelve (12) Series of Shares, as opposed to eleven (11), now exist.

     (b) Except as provided in the Charter of the Corporation and except as provided in (c) below, the Class A, Class B, Class C and Class D Shares of the Institutional Reserves Fund Series each shall be identical in all respects, and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the other Classes of the Corporation's other Series.

     (c) The Class A, Class B, Class C and Class D Shares of the Institutional Reserves Fund Series may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administrative or service agreement, plan or other arrangement, however designated) as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

     FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued Shares of any Series or Class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent permitted by the Charter of the Corporation.

     FIFTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions classifying and designating the authorized but previously unclassified and undesignated Shares of capital stock of the Corporation as set forth in these Articles Supplementary.



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     IN WITNESS  WHEREOF,  Vintage Mutual Funds,  Inc. has caused these Articles
Supplementary to be signed and acknowledged in its IN WITNESS WHEREOF, Vintage Mutual Funds, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 25th day of April, 2000; and its Vice President acknowledges that these Articles Supplementary are the act of Vintage Mutual Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:                                     VINTAGE MUTUAL FUNDS, INC.


                                                By:                       (SEAL)
Mary Dotterer, Secretary                         Mark McClurg, Vice President